Exhibit 99.1

Famous Dave’s of America, Inc. Announces Repayment of Term Loan

MINNEAPOLIS, June 19, 2018 – Famous Dave's of America, Inc. (the “Company”) (NASDAQ: DAVE) today announced that it utilized $4.1 million of cash to repay the remaining balance on its term loan from Venture Bank.

Jeff Crivello, CEO, commented,  “The repayment of the term loan reduces our gross debt outstanding to approximately $3.5 million, which not only provides for cash interest savings in the short term, but greater flexibility to achieve favorable terms to finance accretive investment opportunities that we may identify in the future.”

About Famous Dave’s

Famous Dave’s develops, owns, operates and franchises barbeque restaurants. Its menu features award-winning barbequed and grilled meats, a selection of salads, sandwiches, side items, and made-from-scratch desserts. As of June 19, 2018, the Company owns 15 locations and franchises an additional 136 restaurants in 32 states, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates.

Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of the Company’s restaurant openings and the timing or success of refranchising plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:	Jeff Crivello – Chief Executive Officer
952-294-1300